Exhibit 6.34

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED

WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT

BECAUSE IT IS (I) NOT MATERIAL AND (II)WOULD BE COMPETITIVELY HARMFUL IF

PUBLICLY DISCLOSED.

INVOICE
Masterworks Gallery, LLC as agent for Masterworks
Cayman SPC	Account No:	[***]
1 World Trade Center, 57th Floor	Invoice No:	[***]
New York, NY 10007	Paddle No:	[***]
United States	Tax ID:

Sale Title	Sale Date	Sale Number	Auctioneer
Modern & Contemporary Art Evening Sale	29-Mar-2026	[***]	[***]

Lot No	Description	Hamme	Buyer Premium	Total Amount
6	Tracey Emin xIx xSxexex xtxhxex xMxixrxrxoxrx	420,000.00	105,000.00	USD.525,000.00

* Priority Bidding Lot(s): Preferential Buyer’s Premium rates applied, subject to full payment being made by the payment due date. Lots will be re-invoiced at Phillips’ standard Buyer’s Premium rates if not fully paid by the payment due date.

			Total Amount Due	USD 525,000.00

USD WIRE TRANSFERS ONLY Bank Transfer Details: [***]

Account Number [***]. SWIFT: [***]

The purchase of the lots listed above is subject to the Conditions of Sale set out in the auction catalogue for the above referenced sale.

For information on the Buyer Premium, please see the Buyer’s Guide found on the Phillips website www.phillips.com